EXHIBIT 99.1

For more information, contact:

Judy Lin Sfetcu / Roger Pondel
PondelWilkinson Inc.
Tel: 310.279.5980
Email: investorrelations@biolargo.com

BIOLARGO, INC. NAMES NEW CFO

Irvine, CA, February 4, 2008 – BioLargo, Inc. (OTCBB: BLGO) today announced that it has named Charles K. Dargan, II as Chief Financial Officer of the company effective February 1, 2008. Dargan, 52, succeeds Dennis Calvert in this position, so that Mr. Calvert can continue to focus his efforts as President and Chief Executive Officer of the Company.

Dargan has been a member of the board of directors of Banks.com, Inc, an American Stock Exchange-listed provider of search, advertising and financial services for the Internet, since May 2006. He received a B.A. degree in Government from Dartmouth College, and an M.B.A. degree and M.S.B.A. degree in Finance from the University of Southern California.

“I welcome Charley to the Company,” said Calvert. “He brings energy, impressive credentials and significant prior experience as the CFO of public companies to us. We look forward to working with him in further building our company at this important stage of our growth and development.”

About BioLargo, Inc.

BioLargo, Inc. is currently engaged in pre-licensing and product evaluation with strategic partners to leverage a suite of patented and patent-pending intellectual property, the BioLargo technology. The BioLargo technology harnesses and delivers nature’s best disinfectant – iodine – in a safe, efficient, environmentally sensitive and cost-effective manner. The BioLargo technology works by combining minerals with water from any source and delivering molecular iodine on demand, in controlled dosages, in order to balance efficacy of disinfectant performance with concerns about toxicity. When the BioLargo technology is incorporated in absorbent products, they also experience increased holding power and may experience increased absorption. The Company’s website is www.biolargo.com.

Safe Harbor Statement

The statements contained herein, which are not historical, are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in the forward-looking statements, including, but not limited to, the company’s filings and future filings with the Securities and Exchange Commission, including those set forth in the company’s Annual Report on From 10-KSB for the year ended December 31, 2006.